Indiana Community BANCORP

NEWS RELEASE

For Immediate Release		July 28, 2009

Contacts:	John K. Keach, Jr.	Mark T. Gorski
	Chairman	Executive Vice President
	Chief Executive Officer	Chief Financial Officer
	(812) 373-7816	(812) 373-7379

INDIANA COMMUNITY BANCORP ANNOUNCES
SECOND QUARTER RESULTS

(Columbus, In) – Indiana Community Bancorp (the "Company") (NASDAQ: INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the “Bank”), today announced a net loss for the second quarter of $2.8 million or $(0.93) diluted loss per common share compared to net income of $273,000 or $0.08 diluted earnings per common share for the second quarter of 2008.  Year-to-date net loss was $2.4 million or $(0.89) diluted loss per common share compared to net income of $1.7 million or $0.50 diluted earnings per common share a year earlier.  The second quarter was negatively impacted due to a $6.8 million provision for loan losses and the recognition of a $475,000 charge related to an FDIC special assessment which applies to all banks that have insured deposits.  The Company increased the provision for loan losses due to an increase in net charge offs for the second quarter to $5.6 million and to increase the overall allowance for loan losses in light of the challenging economic cycle.  Retail deposit growth remained strong for 2009 as retail deposits increased $71.5 million for the year.  Retail deposits increased $29.9 million for the second quarter after increasing $41.6 million during the first quarter.  As of June 30, 2009, shareholders’ equity was $88.9 million.  The Company’s total risk based capital ratio was 13.16% which exceeded the threshold of 10.0% defined by the regulators as well capitalized.  The Company’s tangible common equity to assets ratio was 6.76% at June 30, 2009.  Executive Vice President and CFO Mark Gorski stated, “2009 has proven to be very challenging financially for our Company and for our customers.  Despite these challenging times, our total capital of $88.9 million remains in excess of industry defined levels for well capitalized banks.” Chairman and CEO John Keach, Jr. added, “The actions taken this quarter and the resulting net loss, while not what we had hoped, will continue to protect and, in the long term, enhance our franchise value.  Our capital levels remain strong and growth in retail deposits continues to strengthen our Company.”

Balance Sheet

Total assets were $1.0 billion as of June 30, 2009, an increase of $35.8 million from December 31, 2008.  Total loans decreased $25.7 million for the quarter and $25.9 million year-to-date.  Commercial and commercial mortgage loans decreased $19.7 million for the quarter and $8.1 million year-to-date.  Due to the prolonged economic downturn, commercial loan demand has slowed significantly resulting in decreases in the commercial portfolio.  Residential mortgage and consumer loans decreased $6.1 million for the quarter and $18.0 million year-to-date.  Residential mortgage loan origination volume continues to be up substantially compared to the prior year due to significant refinance activity resulting from low interest rates.  As substantially all new mortgage loans are being sold in the secondary market, residential mortgage balances continue to decline.  In addition, the refinance activity resulted in reductions to home equity and second mortgage loans as these balances were combined with the first mortgage when the refinancing occurred.

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Indiana Community Bancorp
Second Quarter Earnings

Total retail deposits increased $29.9 million for the quarter and $71.5 million year-to-date.  This substantial growth in retail deposits occurred in all categories as demand deposits increased $4.1 million, interest bearing transaction accounts increased $47.6 million and certificates of deposit increased $19.8 million.  The Bank has seen deposit growth from individual accounts, business accounts and public entity accounts across the entire market footprint.  Management believes that deposit growth reflects customer preference for insured bank deposits which provide safety of principal balance plus interest.

Total wholesale funding decreased $25.9 million for the quarter and $35.3 million year-to-date.  FHLB advances and short term borrowings decreased $12.0 million for the quarter and $24.3 million year-to-date.  The increase in retail deposits provided a source for the repayment of wholesale funding sources during the year.

Asset Quality

Provision for loan losses totaled $6.8 million for the quarter and $8.9 million year-to-date which represented significant increases over the comparable periods in 2008.  The $6.8 million provision for loan losses for the second quarter was due to high levels of net charge offs during the second quarter and an increase in non-performing assets of $4.1 million to $30.9 million at June 30, 2009.  Net charge offs were $5.6 million for the second quarter and included $3.3 million of charge offs related to three condominium projects due to the continued decline of the condominium market.  Year-to-date net charge offs totaled $7.4 million compared to $1.6 million during the first half of 2008.  Non-performing assets to total assets increased to 3.07% at June 30, 2009 compared to 2.86% at December 31, 2008.  The ratio of the allowance for loan losses to total loans was increased to 1.31% at June 30, 2009 compared to 1.07% at December 31, 2008.

Net Interest Income

Net interest income decreased $486,000 or 6.8% to $6.7 million for the second quarter and year-to-date net interest income decreased $447,000 or 3.2% to $13.6 million.  Net interest margin for the second quarter fell to 2.88% compared to 3.19% in the first quarter.  Year-to-date net interest margin was 3.00% for 2009 compared to 3.33% for 2008.  The decrease in net interest margin for the second quarter and for the year was primarily the result of an unusually high balance in interest earning demand deposits and an increase in non-accrual loans.  Interest earning demand deposits with an average balance of $61.9 million were maintained during the second quarter as funds were held to pay down wholesale funding as it matured.  Due to continued increases in deposits and reduced loan demand, much of the interest earning demand balances were invested into longer term investment securities however these investments began late in the second quarter.  Management anticipates the net interest margin to increase in the third quarter due to the enhanced yields provided by longer term investment securities purchased during June and July 2009 along with an expected decrease in deposit costs due to reductions in the pricing of money market accounts and certificates of deposit.

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Indiana Community Bancorp
Second Quarter Earnings

Non Interest Income

Non interest income decreased $41,000 for the second quarter and $82,000 year-to-date.  Included in the second quarter of 2008 was a loss on sale of securities totaling $419,000.  Excluding the securities loss, non interest income decreased $460,000 for the second quarter and $501,000 year to date.  The Bank discontinued offering brokerage services in September 2008.  Brokerage fee income totaled $481,000 in the second quarter of 2008 and $952,000 year-to-date in 2008.  Gain on sale of loans increased $278,000 for the second quarter and $937,000 year-to-date primarily due to a significant increase in origination volumes related to refinance activity that began late in 2008.

Non Interest Expenses

Non interest expenses decreased $289,000 to $7.5 million for the second quarter and $471,000 to $14.7 million year-to-date.  Compensation and employee benefits expense decreased $742,000 or 17.7% for the second quarter and $1.3 million or 15.7% year-to-date.  Four primary factors contributed to the decrease in compensation and benefits:  1) the Company froze its defined benefit pension plan effective April 1, 2008 resulting in an expense reduction of $376,000 for the year, 2) the Company reduced its workforce by approximately 10% in the third quarter of 2008 resulting in an expense reduction of approximately $400,000 for the year, 3) the Company discontinued offering brokerage services effective September 2008 resulting in an expense reduction of $550,000 for the year and 4) bonus and vacation related benefits have decreased resulting in an expense reduction of $290,000 for the year.  These decreases to compensation and employee benefits were partially offset by an increase in mortgage commissions of $375,000 as a result of increased mortgage volumes discussed above.  Marketing expense decreased $348,000 for the second quarter and $487,000 year-to-date due to the timing of advertising associated with the name change which occurred in the first and second quarters of 2008.  The Company anticipates total marketing cost for 2009 to be approximately 20% less than the average marketing expense over the previous 2 years.  Miscellaneous expense increased $823,000 for the second quarter and $1.4 million year-to-date due primarily to an increase in problem loan workout related costs which increased $664,000 year-to-date and an increase in the FDIC insurance expense of $1.0 million year-to-date (this includes the $475,000 special assessment noted above).

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company.  Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank.  Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events.  Actual results could materially differ from those presented.  Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

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INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)	June 30,	December 31,
	2009	2008

Assets:
Cash and due from banks	$12,939	$22,352
Interest bearing demand deposits	33,891	234
Cash and cash equivalents	46,830	22,586
Securities available for sale at fair value (amortized cost $125,735 and $90,957)	126,689	91,096
Securities held to maturity at amortized cost (fair value $4,068 and $3,884)	4,564	4,467
Loans held for sale (fair value $5,199 and $2,907)	5,111	2,856
Portfolio loans:
Commercial loans	213,280	221,766
Commercial mortgage loans	334,793	334,367
Residential mortgage loans	108,829	120,227
Second and home equity loans	99,742	104,084
Other consumer loans	18,235	20,532
Unearned income	(75)	(241)
Total portfolio loans	774,804	800,735
Allowance for loan losses	(10,120)	(8,589)
Portfolio loans, net	764,684	792,146

Premises and equipment	14,722	15,323
Accrued interest receivable	3,604	3,777
Goodwill	1,394	1,394
Other assets	37,579	35,728
TOTAL ASSETS	$1,005,177	$969,373

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$75,791	$71,726
Interest checking	120,854	110,944
Savings	42,167	40,862
Money market	192,884	156,500
Certificates of deposits	334,256	314,425
Retail deposits	765,952	694,457
Brokered deposits	4,525	5,420
Public fund certificates	653	10,762
Wholesale deposits	5,178	16,182
Total deposits	771,130	710,639
FHLB advances	110,353	129,926
Short term borrowings	0	4,713
Junior subordinated debt	15,464	15,464
Other liabilities	19,300	16,619
Total liabilities	916,247	877,361

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500; Liquidation preference $1,000 per share	21,005	20,962
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,358,079 and 3,358,079	21,030	20,985
Retained earnings, restricted	46,962	50,670
Accumulated other comprehensive loss, net	(67)	(605)

Total shareholders' equity	88,930	92,012

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,005,177	$969,373

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INDIANA COMMUNITY BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest Income:
Short term investments	$36	$92	$43	$393
Securities	803	675	1,624	1,359
Commercial loans	2,784	3,129	5,538	6,550
Commercial mortgage loans	4,802	4,453	9,630	8,954
Residential mortgage loans	1,609	2,251	3,407	4,601
Second and home equity loans	1,253	1,524	2,531	3,205
Other consumer loans	369	478	759	985
Total interest income	11,656	12,602	23,532	26,047

Interest Expense:
Checking and savings accounts	352	154	625	516
Money market accounts	615	545	1,089	1,622
Certificates of deposit	2,745	3,167	5,513	6,642
Total interest on retail deposits	3,712	3,866	7,227	8,780

Brokered deposits	51	112	107	223
Public funds	18	24	70	47
Total interest on wholesale deposits	69	136	177	270
Total interest on deposits	3,781	4,002	7,404	9,050

FHLB borrowings	1,088	1,266	2,276	2,528
Other borrowings	1	0	1	0
Junior subordinated debt	112	174	248	419
Total interest expense	4,982	5,442	9,929	11,997

Net interest income	6,674	7,160	13,603	14,050
Provision for loan losses	6,788	1,924	8,886	2,284
Net interest income (loss) after provision for loan losses	(114)	5,236	4,717	11,766

Non Interest Income:
Gain on sale of loans	674	396	1,736	799
Loss on sale of securities	0	(419)	0	(419)
Investment advisory services	0	481	0	952
Service fees on deposit accounts	1,594	1,659	3,048	3,154
Loan servicing income, net of impairment	140	149	273	274
Miscellaneous	328	511	722	1,101
Total non interest income	2,736	2,777	5,779	5,861

Non Interest Expenses:
Compensation and employee benefits	3,454	4,196	7,132	8,465
Occupancy and equipment	962	1,012	1,994	2,068
Service bureau expense	513	485	992	941
Marketing	191	539	407	894
Miscellaneous	2,345	1,522	4,173	2,801
Total non interest expenses	7,465	7,754	14,698	15,169

Income (loss) before income taxes	(4,843)	259	(4,202)	2,458
Income tax provision (credit)	(2,001)	(14)	(1,800)	766
Net Income (Loss)	$(2,842)	$273	$(2,402)	$1,692

Basic earnings (loss) per common share	$(0.93)	$0.08	$(0.89)	$0.50
Diluted earnings (loss) per common share	$(0.93)	$0.08	$(0.89)	$0.50

Basic weighted average number of common shares	3,358,079	3,358,079	3,358,079	3,361,271
Dilutive weighted average number of common shares	3,358,079	3,358,253	3,358,079	3,366,472
Dividends per common share	$0.120	$0.200	$0.240	$0.400

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Supplemental Data:	Three Months Ended		Year to Date
(unaudited)	June 30,		June 30,
	2009	2008	2009	2008
Weighted average interest rate earned
on total interest-earning assets	5.04%	5.98%	5.19%	6.17%
Weighted average cost of total
interest-bearing liabilities	2.24%	2.64%	2.28%	2.90%
Interest rate spread during period	2.80%	3.34%	2.91%	3.26%

Net interest margin
(net interest income divided by average
interest-earning assets on annualized basis)	2.88%	3.40%	3.00%	3.33%
Total interest income divided by average
total assets (on annualized basis)	4.63%	5.53%	4.77%	5.70%
Total interest expense divided by
average total assets (on annualized basis)	1.98%	2.39%	2.01%	2.63%
Net interest income divided by average
total assets (on annualized basis)	2.65%	3.14%	2.76%	3.08%

Return on assets (net income divided by
average total assets on annualized basis)	-1.13%	0.12%	-0.49%	0.37%
Return on equity (net income divided by
average total equity on annualized basis)	-12.45%	1.61%	-5.27%	4.99%

	June 30,	December 31,
	2009	2008

Book value per share outstanding	$20.05	$20.98

Nonperforming Assets:
Loans: Non-accrual	$26,892	$22,534
Past due 90 days or more	0	518
Restructured	962	1,282
Total nonperforming loans	27,854	24,334
Real estate owned, net	2,990	3,335
Other repossessed assets, net	50	44
Total Nonperforming Assets	$30,894	$27,713

Nonperforming assets divided by total assets	3.07%	2.86%
Nonperforming loans divided by total loans	3.59%	3.04%

Balance in Allowance for Loan Losses	$10,120	$8,589

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